P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

CALGON CARBON ANNOUNCES FOURTH QUARTER RESULTS

PITTSBURGH, PA – February 27, 2009 – Calgon Carbon Corporation
(NYSE: CCC) announced results for the fourth quarter and year ended December 31, 2008.

The company reported net income of $7.9 million or $0.14 ($0.15 from continuing operations) per common share on a fully diluted basis for the fourth quarter of 2008.  Net income for the fourth quarter of 2007 was $3.8 million or $0.08 per common share on a fully diluted basis.

Net sales from continuing operations for the fourth quarter of 2008 were $102.4 million versus fourth quarter 2007 sales of $94.8 million, an increase of 8.0%.  Currency translation had a $5.2-million negative impact on sales for the fourth quarter of 2008 due to the stronger U.S. dollar.

For the fourth quarter of 2008, sales for the Activated Carbon and Service segment increased by 6.3% versus the fourth quarter of 2007.  The increase was primarily due to higher pricing for certain activated carbon products and services in the environmental air treatment, food, and industrial process markets. Equipment sales increased by 45.3%, due to higher demand for ion exchange, carbon adsorption, odor control, and ultraviolet light systems.   Consumer sales for the fourth quarter of 2008 declined by 49.0% due to production problems that limited the output of activated carbon cloth and due to lower demand for both carbon cloth and PreZerve® products.

Net sales less the cost of products sold (excluding depreciation and amortization) as a percentage of net sales for the fourth quarter of 2008 was 33.0%, versus 29.7% for the fourth quarter of 2007.  The increase was primarily due to higher pricing for certain activated carbon products and services.

Net sales from continuing operations for the year ended December 31, 2008 were $400.3 million, versus $351.1 million for the comparable period in 2007, an increase of 14.0%.  For the year, foreign currency translation had a $1.9 million positive impact on sales due to the stronger Euro.

For the year ended December 31, 2008, net income was $38.4 million, which consisted of income from continuing operations of $35.6 million and income of $2.8 million from discontinued operations.  Results for the full year 2008 also included a non-recurring after-tax gain of $5.7 million from the settlement of a lawsuit.  For the year ended December 31, 2007, the Company reported net income of $15.3 million which consisted of $15.5 million from continuing operations and a loss of $0.2 million from discontinued operations.

Fully diluted earnings per share for the year ended December 31, 2008 were $0.72, which consisted of $0.67 from continuing operations and $0.05 from discontinued operations.  For 2007, earnings per share on a fully diluted basis were $0.31, all from continuing operations.

Calgon Carbon’s board of directors did not declare a quarterly dividend.

Commenting on the results for the quarter, John S. Stanik, Calgon Carbon’s president and chief executive officer said, “We are very pleased with the growth in sales and earnings in the fourth quarter and for the full year which was achieved through a combination of price increases, higher demand for activated carbon, and expense control. “

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain.  Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report  pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs.  In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

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Calgon Carbon Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands except per share data)
(Unaudited)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net Sales	$102,394	$94,805	$400,270	$351,124

Cost of Products Sold	68,638	66,651	266,885	242,273

Depreciation and Amortization	4,513	4,229	16,674	17,248

Selling, Administrative & Research	17,522	17,425	68,278	65,047

Gain from AST Settlement	-	-	(9,250)	-

	90,673	88,305	342,587	324,568

Income from Operations	11,721	6,500	57,683	26,556

Interest Income (Expense) - Net	31	(747)	(2,169)	(3,813)

Other Expense - Net	(976)	(148)	(2,703)	(1,441)

Income From Continuing Operations Before Income Tax and	10,776	5,605	52,811	21,302
Equity in Income from Equity Investments

Income Tax Provision	2,956	1,903	18,101	7,826

Income from Continuing Operations Before Equity in
Income from Equity Investments	7,820	3,702	34,710	13,476

Equity in Income from Equity Investments	517	211	854	1,977

Income from Continuing Operations	8,337	3,913	35,564	15,453

Income (Loss) from Discontinued Operations	(443)	(70)	2,793	(166)

Net Income	$7,894	$3,843	$38,357	$15,287

Net Income per Common Share Basic:
Income from Continuing Operations	$.16	$.10	$.80	$.39
Income (Loss) from Discontinued Operations	$(.01)	$-	$.06	$-
Total	$.15	$.10	$.86	$.39

Diluted:
Income from Continuing Operations	$.15	$.08	$.67	$.31
Income (Loss) from Discontinued Operations	$(.01)	$-	$.05	$-
Total	$.14	$.08	$.72	$.31

Weighted Average Shares
Outstanding (Thousands)
Basic	53,247	39,959	44,679	39,788

Diluted	55,662	51,102	53,385	50,557

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	December 31,	December 31,
	2008	2007

ASSETS

Current assets:

Cash and cash equivalents	$16,750	$30,304

Receivables	64,515	57,548

Inventories	93,725	81,280

Other current assets	26,454	20,546

Total current assets	201,444	189,678

Property, plant and equipment, net	122,960	105,512

Other assets	61,945	52,950

Total assets	$386,349	$348,140

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:

Short-term debt	$1,605	$1,504

Current portion of long-term debt	8,776	62,507

Other current liabilities	56,036	55,750

Total current liabilities	66,417	119,761

Long-term debt	-	12,925

Other liabilities	67,194	43,205

Total liabilities	133,611	175,891

Total shareholders' equity	252,738	172,249

Total liabilities and shareholders' equity	$386,349	$348,140

Calgon Carbon Corporation

Segment Data:

Segment Sales	4Q08	4Q07	YTD 2008	YTD 2007

Activated Carbon and Service	84,925	79,880	342,326	295,608
Equipment	15,187	10,449	47,288	41,328
Consumer	2,282	4,476	10,656	14,188

Total Sales (thousands)	$102,394	$94,805	$400,270	$351,124

Segment
Operating Income (loss)*	4Q08	4Q07	YTD 2008	YTD 2007

Activated Carbon and Service	14,139	10,383	67,222	42,580
Equipment	2,465	(132)	7,015	(1,087)
Consumer	(370)	478	120	2,311

Income from Operations (thousands)	$16,234	$10,729	$74,357	$43,804

*Before depreciation and amortization